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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-09873, 333-82357, 333-106129, 333-129447 and 333-130336) and Registration Statements on Form S-3 (Nos. 333-04298, 333-87774, 333-106207 and 333-128181) of our reports dated March 26, 2009 relating to the consolidated financial statements of Evergreen Energy Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Evergreen Energy Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 26, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM